                                                                    Exhibit 11.1


                    GENESEE & WYOMING INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE


                    (in thousands, except per share amounts)

                                                   Three Months Ended   Three Months Ended
                                                     March 31, 2003      March 31, 2002
                                                     --------------      --------------
BASIC EARNINGS PER SHARE CALCULATION:

Net Income available to common shareholders             $ 5,241           $ 5,095

Weighted average number of shares
 of common stock                                         15,019            14,587

Earnings per share - basic                              $  0.35           $  0.35

DILUTED EARNINGS PER SHARE CALCULATION:

Net Income                                              $ 5,534           $ 5,388

Weighted average number of shares of common stock and common stock equivalents outstanding:

 Weighted average number of shares
   of common stock                                       15,019            14,587
 Common stock equivalents issuable under stock
  option plans
                                                            265               475
 Common stock equivalents applicable to
  Mandatorily Redeemable Convertible Preferred
   Stock                                                  2,445             2,445


 Weighted average number of shares of common stock
   and common stock equivalents - diluted                17,729            17,507

Earnings per share - diluted                            $  0.31           $  0.31
